UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 15, 2023

Gevo, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-35073	87-0747704
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)
345 Inverness Drive South, Building C, Suite 310, Englewood, CO 80112
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (303) 858-8358
N/A
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of exchange on which registered
Common Stock, par value $0.01 per share	GEVO	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.    Entry into a Material Definitive Agreement.

On March 15, 2023, Gevo, Inc. (“Gevo”) entered into an Amended and Restated Fuel Supply Agreement (the “Amended Agreement”) with Kolmar Americas, Inc. (“Kolmar” and, together with the Gevo, the “Parties” and, each, a “Party”) that amends and restates in its entirety that certain Fuel Supply Agreement, dated December 2, 2021, that Gevo previously entered into with Kolmar. The Parties entered into the Amended Agreement primarily to reflect certain changes in the hydrocarbon products expected to be produced from the production facility contemplated in the Amended Agreement. Specifically, the Amended Agreement now contemplates that the following three products will be produced by Gevo and supplied to Kolmar: (i) renewable alcohol to jet synthetic paraffinic kerosene derived from ethanol (sustainable aviation fuel); (ii) renewable Naphtha; and (iii) renewable diesel (collectively, “Renewable Hydrocarbons”).

Under the Amended Agreement, Gevo expects to deliver to Kolmar Renewable Hydrocarbons from a new production facility that is currently in development referred to as ‘Net-Zero 2’ (the “Facility”). Kolmar will pay Gevo through an allocation of profit from the resale of the Renewable Hydrocarbons. The amount of Renewable Hydrocarbons to be supplied to Kolmar has increased from approximately 45 million gallons per year to approximately 53 million gallons per year under the Amended Agreement.

The Amended Agreement became effective on March 15, 2023 and will continue in full force and effect until the eighth anniversary of the commercial operations date of the Facility (unless earlier terminated pursuant to its terms). The Parties may extend the Amended Agreement’s term for successive three-year terms by mutual agreement.

The Parties may terminate the Amended Agreement in the event that certain conditions precedent related to the financing and development of the Facility are not met, or if certain customary events of default or other circumstances occur and are not cured within a certain time period. Upon the termination of the Amended Agreement due to an event of default, the defaulting Party may be required to make a Termination Payment (as defined and calculated pursuant to the Amended Agreement) to the non-defaulting Party. While we cannot estimate the amount of any Termination Payment at this time, such amount could be significant.

The Amended Agreement extended the date of the financial closing condition precedent with respect to the Facility from December 31, 2023, to December 31, 2024. If this condition precedent is not satisfied by Gevo by December 31, 2024, each of Gevo and Kolmar may terminate the Amended Agreement with no liability accruing to either Party.

The Amended Agreement contains certain customary representations, warranties, covenants and confidentiality provisions, and also contains mutual indemnification obligations. All Renewable Hydrocarbons delivered by Gevo shall meet the quality specifications established in the Amended Agreement.

The foregoing description of the Amended Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Amended Agreement, a copy of which is attached hereto as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 1.02.    Termination of a Material Definitive Agreement.

The information set forth in Item 1.01 is incorporated by reference into this Item 1.02.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description
10.1†	Amended and Restated Fuel Supply Agreement, dated March 15, 2023, by and between Gevo, Inc. and Kolmar Americas, Inc.
104	Cover Page Interactive Data File (Formatted as Inline XBRL)

† Certain portions of the exhibit have been omitted pursuant to Rule 601(b)(10) of Regulation S-K. The omitted information is not material and is the type of information that the registrant treats as private or confidential. Information that was omitted has been noted in this document with a placeholder identified by the mark “[*****]”.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GEVO, INC.

Date: March 15, 2023	By:	/s/ Geoffrey T. Williams, Jr.
Geoffrey T. Williams, Jr.
Vice President - General Counsel and Secretary